Exhibit 4.4

AVIVA plc

RULES OF THE AVIVA

RECRUITMENT AND RETENTION SHARE AWARD PLAN

Directors’ Adoption:	2 December 2011

Amended:	2 March 2015

Expiry Date:	2 December 2021

Table of Contents

Contents		Page

Introduction		1

1	Granting Awards	1

2	Before Vesting	3

3	Vesting of Awards	5

4	Consequences of Vesting	6

5	Vesting in other circumstances – personal events	8

6	Vesting in other circumstances – corporate events	10

7	Changing the Plan and termination	11

8	General	12

9	Definitions	14

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Rules of the Aviva Recruitment and Retention Share Award Plan

Introduction

This Plan sets out the terms of an Award to be granted to an Employee in connection with his recruitment or retention. No new Shares shall be issued or transferred from treasury pursuant to the Plan until the Plan has been approved by the Company’s shareholders.

1	Granting Awards
1.1	Grantor

The Grantor of an Award must be:

1.1.1	the Company;
1.1.2	any other Member of the Group; or
1.1.3	a trustee of any trust set up for the benefit of Employees.

An Award granted under the Plan, and the terms of that Award, must be approved in advance by the Directors.

1.2	Eligibility

The Grantor may grant an Award to anyone who is an Employee (excluding an executive director of the Company) on the Award Date in accordance with any selection criteria that the Directors in their discretion may set.

If the Grantor grants an Award which is inconsistent with this rule 1.2 (Eligibility), it will lapse immediately.

1.3	Timing of Award

Awards may be granted at any time subject to any Dealing Restrictions. However, Awards may not be granted at any time after the Expiry Date.

1.4	Terms of Awards

Awards are subject to the rules of the Plan, any Performance Condition and any other condition imposed under rule 1.6 (Other conditions) and must be granted by deed. The terms of the Award must be determined by the Grantor and approved by the Directors. The terms must be set out in the deed or other document (which may be in electronic form), including:

1.4.1	whether the Award is:
(i)	a Conditional Award;
(ii)	an Option;
(iii)	Restricted Shares,

or a combination of these;

1.4.2	the number of Shares subject to the Award or the basis on which the number of Shares subject to the Award will be calculated;
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1.4.3	any Performance Condition;
1.4.4	any other condition specified under rule 1.6 (Other conditions);
1.4.5	the expected date of Vesting, unless specified in a Performance Condition;
1.4.6	whether the Participant is entitled to receive any Dividend Equivalent;
1.4.7	the Award Date; and
1.4.8	the Option Price (if relevant).
1.5	Performance Conditions

When granting an Award, the Grantor may make its Vesting conditional on the satisfaction of one or more conditions linked to the performance of the Company. A Performance Condition must be objective and specified at the Award Date. The Grantor, with the consent of the Directors, may waive or change a Performance Condition in accordance with its terms or if anything happens which causes the Grantor reasonably to consider it appropriate to do so.

1.6	Other conditions

The Grantor may impose other conditions when granting an Award. Any condition must be objective, specified at the Award Date and may provide that an Award will lapse if it is not satisfied. The Grantor, with the consent of the Directors, may waive or change a condition imposed under this rule 1.6 (Other conditions).

1.7	Award certificates

The Participant will receive a certificate setting out the terms of the Award as soon as practicable after the Award Date. The certificate may be the deed referred to in rule 1.4 (Terms of Awards) or any other document (which may be in electronic form), including a statement. If any certificate is lost or damaged the Company may replace it on such terms as it decides.

1.8	No payment

A Participant is not required to pay for the grant of any Award.

1.9	Restricted Share Agreement

On the grant of an Award of Restricted Shares, the Participant must enter into an agreement with the Grantor, that to the extent that the Award lapses under the Plan, the Shares are forfeited and he will immediately transfer his interest in the Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Grantor.

1.10	Transfer of Restricted Shares

On or after the grant of an Award of Restricted Shares the Grantor will procure that the relevant number of Shares is transferred to the Participant or to another person to be held for the benefit of the Participant under the terms of the Plan.

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2	Before Vesting
2.1	Rights
2.1.1	A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Option or a Conditional Award until the Shares are issued or transferred to the Participant.
2.1.2	Except to the extent specified in the Restricted Share Agreement, a Participant will have all rights of a shareholder in respect of Restricted Shares until the Award lapses.
2.2	Restricted Shares - documents and elections

Where the Award is of Restricted Shares:

2.2.1	The Participant must sign any documentation, including a power of attorney or blank stock transfer form, requested by the Grantor. If he does not do so within a period specified by the Grantor, the Award will lapse at the end of that period. The Grantor may retain the share certificates relating to any Restricted Shares.
2.2.2	The Participant must enter into any elections required by the Grantor, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 and elections to transfer any liability, or agreements to pay, social security contributions. If he does not do so within a period specified by the Grantor, the Award will lapse at the end of that period.
2.3	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If he does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 2.3 (Transfer) does not apply:

2.3.1	to the transmission of an Award on the death of a Participant to his personal representatives; or
2.3.2	to the assignment of an Award, with the prior consent of the Directors, subject to any terms and conditions the Directors impose.
2.4	Adjustment of Awards
2.4.1	If there is:
(i)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
(ii)	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;
(iii)	a special dividend or distribution, or
(iv)	any other corporate event which might affect the current or future value of any Award,

the Directors may adjust the number or class of Shares or securities subject to the Award and, in the case of an Option, the Option Price.

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2.4.2	Subject to the Restricted Share Agreement, a Participant will have the same rights as any other shareholders in respect of Restricted Shares where there is a variation or other event of the sort described in rule 2.4.1. Any shares, securities or rights allotted to a Participant as a result of such an event will be:
(i)	treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Restricted Shares in respect of which the rights were conferred; and
(ii)	subject to the rules of the Plan and the terms of the Restricted Share Agreement.
2.5	Reduction or cancellation of Awards
2.5.1	The Directors may decide for any reason that an Award which has not Vested (or, in the case of Options, been exercised) will lapse wholly or in part, including if they consider that:
(i)	the Participant or his team has, in the opinion of the Directors, engaged in misconduct which ought to result in the complete or partial forfeit of his Award;
(ii)	there has been, in the opinion of the Directors, a material failure of risk management by reference to Group risk management standards, policies and procedures, taking into account the proximity of the Participant to the failure of risk management in question and the level of the Participant’s responsibility;
(iii)	there is, in the opinion of the Directors, a materially adverse misstatement of the Company’s or business unit’s financial statements;
(iv)	the Participant participated in or was responsible for conduct which resulted in significant loss(es) to their business unit, any Member of the Group, or to the Group as a whole;
(v)	the Participant failed to meet appropriate standards of fitness and propriety;
(vi)	there is evidence of misconduct or material error that would justify, or would have justified, had the Participant still been employed, summary termination of their contract of employment; and/or
(vii)	any other circumstances required by local regulatory obligations to which any Member of the Group or business unit is subject.
2.5.2	For awards made after 2 March 2015, the Directors may delay the Vesting of the Award if, prior to the Vesting Date an investigation or other procedure is being carried out which involves the consideration as to whether the Award should lapse under this rule or the Directors decide that further investigation is warranted.
2.6	Reduction or forfeiture of Awards and Shares upon ceasing to be an Employee

If the Participant ceases to be an Employee by reason of resignation or dismissal at any time within 12 months after Vesting, the Directors may decide that:

2.6.1	an Award should be reduced or forfeited; and/or
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2.6.2	some or all of the after-tax number of Shares which have been transferred to or on behalf of a Participant following Vesting or the value of any such Shares (determined by reference to any date the Directors decide) should be transferred to the Company or as it directs.
3	Vesting of Awards
3.1	Determination of Performance Conditions

Where an Award is subject to a Performance Condition, as soon as reasonably practicable after the end of the Performance Period, the Directors will determine how many Shares Vest for each Award on the basis of whether and to what extent any Performance Condition or other condition imposed under rule 1.6 (Other conditions) has been satisfied or waived and if any adjustments are to made under rules 2.5 (Reduction or cancellation of Awards) or 3.4 (Performance adjustment).

3.2	Timing of Vesting – Award subject to Performance Condition

Where an Award is subject to a Performance Condition, subject to rules 1.6 (Other conditions), 2.5 (Reduction or cancellation of Awards), 5 (Vesting in other circumstances – personal events) and 6 (Vesting in other circumstances – corporate events), an Award Vests, to the extent determined under rule 3.1 (Determination of Performance Conditions), on the latest of:

3.2.1	the date on which the Directors make their determination under rule 3.1 (Determination of Performance Conditions); and
3.2.2	the date of Vesting set by the Directors on the Award Date,

or, if on that day a Dealing Restriction applies, the first date on which it ceases to apply.

3.3	Timing of Vesting – Award not subject to Performance Condition

Where an Award is not subject to a Performance Condition, subject to rules 1.6 (Other conditions), 3.4 (Performance adjustment), 5 (Vesting in other circumstances – personal events) and 6 (Vesting in other circumstances – corporate events), an Award Vests on the date of Vesting set by the Directors on the Award Date or, if on that date a Dealing Restriction applies, the first date on which it ceases to apply.

3.4	Performance adjustment

The Directors may adjust downwards (including to nil) the number of Shares in respect of which an Award Vests if, in their discretion, they determine that the performance of the Company, any Member of the Group, any business area or team [and the conduct, capability or performance of the Participant] justifies an adjustment.

3.5	Lapse

To the extent that any Performance Condition is not satisfied at the end of the Performance Period, the Award lapses, unless otherwise specified in the Performance Condition. To the extent that any other condition is not satisfied, the Award will lapse if so specified in the terms of that condition. If an Award lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

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On the lapse of an Award of Restricted Shares, a Participant must transfer his interest in the Shares in accordance with the Restricted Share Agreement.

4	Consequences of Vesting
4.1	Conditional Award

Within 30 days of a Conditional Award Vesting, the Grantor will arrange (subject to rules 4.5 (Cash and share alternative), 4.6 (Withholding) and 8.8 (Consents)) for the transfer to, or to the order of, the Participant, of the number of Shares in respect of which the Award has Vested.

4.2	Options
4.2.1	A Participant may exercise his Option on any day after Vesting on which no Dealing Restriction applies by giving notice in the prescribed form to the Grantor or any person nominated by the Grantor and paying the Option Price (if any). The Option will lapse at the end of such period as determined by the Directors on the Award Date (unless the reason for Vesting is the Participant’s death, in which case the Option will lapse 12 months after Vesting) or, if earlier, on the earliest of:
(i)	the date the Participant ceases to be an Employee by reason of dismissal for gross misconduct; or
(ii)	six months after an event which gives rise to Vesting under rules 5.2 (“Good leavers”), 5.5 (Overseas transfer) or 6 (Vesting in other circumstances – corporate events) or, if earlier, the date six weeks after the date on which a notice to acquire Shares under section 979 of the Companies Act 2006 is first served.

4.2.2	Subject to rules 4.5 (Cash and share alternative), 4.6 (Withholding) and 8.8 (Consents), the Grantor will arrange for Shares to be transferred to, or to the order of, the Participant within 30 days of the date on which the Option is exercised.
4.2.3	If an Option Vests under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period will prevail.
4.3	Restricted Shares

To the extent it has Vested, an Award of Restricted Shares will not lapse under the Plan. In addition, the restrictions referred to in rule 1.9 (Restricted Share Agreement) and contained in the Restricted Share Agreement between the Participant and the Grantor will cease to have effect. Any tax and social security contributions payable on Vesting are described in rule 4.6 (Withholding).

4.4	Dividend Equivalent

Subject to rule 2.1.2, Awards will not include any rights in respect of dividends on the Shares comprised in the Award before Vesting, unless the Grantor, in its discretion, decides otherwise at the Award Date. The Grantor may determine that an Award includes the right to receive a Dividend Equivalent. Dividend Equivalents will be paid to any relevant Participant as soon as practicable after Vesting.

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For the purpose of this rule 4.4 (Dividend Equivalent) and unless the Directors determine otherwise, “market value” means the closing middle market quotation for a Share taken from the Daily Official List of the London Stock Exchange (or, in the case of an ADR, the closing price on the New York Stock Exchange as reported in the Wall Street Journal) on the date of Vesting or, in the case of an Option, the date of exercise.

The Grantor will exercise the discretions in this rule 4.4 (Dividend Equivalent) subject to the consent of the Directors.

4.5	Cash and share alternative

The Grantor may, subject to the approval of the Directors, decide to satisfy an Option or a Conditional Award by paying an equivalent amount in cash (subject to rule 4.6 (Withholding)). For Options, the cash amount must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price. Alternatively, the Grantor may decide to satisfy an Option by procuring the transfer of shares to the value of the cash amount specified above.

The Company may determine that an Option or Conditional Award will be satisfied in cash at the Award Date or any time before satisfaction of the Award, including after Vesting or, in the case of an Option, after exercise.

In respect of Awards which consist of a right to receive a cash amount, the Directors may decide instead to satisfy such Awards (and any Dividend Equivalents) by the delivery of Shares (subject to rule 4.6 (Withholding)). The number of Shares will be calculated by reference to the market value of the Shares on the date of Vesting for Conditional Awards and the date of exercise for Options.

4.6	Withholding

The Company, the Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. These arrangements may include the sale or reduction in number of any Shares on behalf of the Participant.

4.7	Clawback after Vesting
4.7.1	For Awards made after 2 March 2015, the Directors may decide that an Award which has Vested (or, in the case of Options, been exercised) within the previous two years (“Clawback Period”) will be repayable by a Participant. The Directors may require the Participant to repay up to the gross value of the Award at the time of Vesting (or, in the case of Options, at the date of exercise). The Directors may determine that repayment of an Award under this rule shall be required, including if they consider that:
(i)	the Participant or his team has, in the opinion of the Directors, engaged in misconduct which ought to result in the complete or partial repayment of his Award;
(ii)	there has been, in the opinion of the Directors, a material failure of risk management by reference to Group risk management standards, policies and procedures, taking into account the proximity of the Participant to the failure of risk management in question and the level of the Participant’s responsibility;
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(iii)	there is, in the opinion of the Directors, a materially adverse misstatement of the Company’s or business unit’s financial statements;
(iv)	the Participant participated in or was responsible for conduct which resulted in significant loss(es) to their business unit, any Member of the Group, or to the Group as a whole;
(v)	the Participant failed to meet appropriate standards of fitness and propriety;
(vi)	there is evidence of misconduct or material error that would justify, or would have justified, had the Participant still been employed, summary termination of their contract of employment; and / or
(vii)	any other circumstances required by local regulatory obligations to which any Member of the Group or business unit is subject.
4.7.2	If during the Clawback Period there is an investigation which, in the opinion of the Directors, could lead to an Award becoming repayable under this rule, the Clawback Period may be extended until the conclusion of that investigation.
4.7.3	To enable the Company to apply this rule, the Directors may decide to recover some or all of the amounts due to be repaid under this rule by:
(i)	reducing or forfeiting shares or cash due to the Participant under any unvested award granted under any Relevant Incentive Plan;
(ii)	reducing or forfeiting any shares or cash being held in any retention arrangement under any Relevant Incentive Plan;
(iii)	reducing the amount of any future bonus of the Participant; and/or
(iv)	claim repayment of the appropriate amount directly from the participant.

In this rule, “Relevant Incentive Plan” means any incentive plan, providing shares, cash or other assets, by a Member of the Group (excluding any plans offered to all employees).

4.7.4	The Directors may decide to increase the duration of the Clawback Period in the Plan without obtaining the approval of the Company in general meeting.
5	Vesting in other circumstances – personal events
5.1	General rule on leaving employment

Subject to rule 5.2 (“Good leavers”), an Award which has not Vested will cease to be capable of Vesting on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group (whether or not such termination is lawful), unless the Directors decide otherwise.

An Award will lapse on the date the Participant ceases to be an Employee unless one of the reasons in rule 5.2 applies.

This rule 5.1 will not apply where the Vesting of an Award is delayed due to the operation of a Dealing Restriction, unless the Participant ceases to be an Employee by reason of dismissal for misconduct.

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5.2	“Good leavers”[1]
5.2.1	If a Participant ceases to be an Employee for any of the reasons set out below, then his Awards will Vest as described in rules 5.3 (Vesting – Award subject to Performance Condition) and 5.4 (Vesting – Award not subject to Performance Condition) and lapse as to the balance. The reasons are:
(i)	disability, as established to the satisfaction of the Company;
(ii)	death; and
(iii)	any other reason, if the Directors so decide in any particular case.
5.2.2	The Directors may only exercise the discretion provided for in rule 5.2.1(iii) within 30 days after cessation of the relevant Participant’s employment.
5.3	Vesting – Award subject to Performance Condition

Where rule 5.2 (“Good leavers”) applies, the Award does not lapse, and the extent to which it will Vest is measured in accordance with rule 3.1 (Determination of Performance Conditions) at the end of the Performance Period. However, the Performance Period in respect of an Award will be treated as ending on the date of the termination of employment, and the Award will Vest immediately, to the extent that the Performance Condition has been or is likely to be satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) where a Participant has died or where the Directors so decide in their discretion.

Unless the Directors decide otherwise, the Award should be reduced pro rata to reflect the number of days from the start of the Performance Period until cessation of the Participant’s employment as a proportion of the number of days of the Performance Period.

5.4	Vesting – Award not subject to Performance Condition

Where rule 5.2 (“Good leavers”) applies and the Award is not subject to a Performance Condition, the Award does not lapse but will Vest, in the case of death, immediately and otherwise on the date of Vesting set by the Directors on grant. However, the Directors may decide that the Award should Vest either immediately or on any other date. The Awards will Vest in full unless the Directors decide otherwise, in which case the Award will be reduced pro rata to reflect the period from the Award Date to the date of cessation of employment relative to the Vesting period.

5.5	Overseas transfer

If a Participant remains an Employee but is transferred to work in another country or changes tax residence status and, as a result he would:

5.5.1	suffer a tax disadvantage in relation to his Awards (this being shown to the satisfaction of the Directors); or
5.5.2	become subject to restrictions on his ability to exercise his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred,

____________________

[1]	This provision is amended with effect from 1 January 2013. For Awards granted prior to this date, please see previous version of the Plan.

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then the Directors may decide that his Awards will Vest on a date they choose before or after the transfer takes effect. The Award will Vest to the extent they permit and the Directors will decide whether any balance of the Award will lapse.

5.6	Meaning of “ceasing to be an Employee”

For the purposes of rules 4 (Consequences of Vesting) and 5 (Vesting in other circumstances – personal events), a Participant will not be treated as ceasing to be an Employee until he is no longer an Employee of any Member of the Group or if he recommences employment with a Member of the Group within 14 days or such other period and on such basis as the Directors decide.

6	Vesting in other circumstances – corporate events
6.1	Time of Vesting
6.1.1	In the event of a Change of Control, an Award Vests subject to rules 6.1.2 and 6.3 (Exchange). The Award lapses as to the balance except to the extent exchanged under rule 6.3 (Exchange).
6.1.2	If the Company is or may be affected by any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Directors, might affect the current or future value of any Award, the Directors may allow an Award to Vest. The Award will Vest to the extent specified in rule 6.2 (Extent of Vesting) and will lapse as to the balance unless exchanged under rule 6.3 (Exchange). The Directors may impose other conditions on Vesting.
6.2	Extent of Vesting

Where an Award vests under rule 6.1 (Time of Vesting):

6.2.1	If the Award is subject to a Performance Condition, the Directors will determine the extent to which any Performance Condition has been satisfied as at the date of Change of Control (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) and the proportion of the Award which will Vest. In addition, unless the Directors decide otherwise, the Award is reduced pro rata to reflect the number of days from the start of the Performance Period until the date of Change of Control as a proportion of the number of days of the Performance Period.
6.2.2	If the Award is not subject to any Performance Condition, the Award will Vest in full unless the Directors decide otherwise.
6.3	Exchange

An Award will not Vest under rule 6.1 (Time of Vesting) but will be exchanged under rule 6.6 (Exchange terms) to the extent that:

6.3.1	an offer to exchange the Award is made and accepted by a Participant; or
6.3.2	the Directors, with the consent of the Acquiring Company, decide before Change of Control that the Award will be automatically exchanged.
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6.4	Directors

In this rule 6 (Vesting in other circumstances – corporate events), “Directors” means those people who were members of the remuneration committee of the Company immediately before the Change of Control.

6.5	Timing of exchange

Where an Award is to be exchanged under rule 6.3 (Exchange) the exchange is effective immediately following the relevant event.

6.6	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new Award:

6.6.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;
6.6.2	must be equivalent to the existing Award, subject to rule 6.6.4;
6.6.3	is treated as having been acquired at the same time as the existing Award and, subject to rule 6.6.4, Vests in the same manner and at the same time;
6.6.4	must:
(i)	be subject to a Performance Condition which is, so far as possible, equivalent to any Performance Condition applying to the existing Award; or
(ii)	not be subject to any Performance Condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 6.2.1 and Vest at the end of the original Performance Period; or
(iii)	be subject to such other terms as the Directors consider appropriate in all the circumstances,
6.6.5	is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 6.6.1 above.
7	Changing the Plan and termination
7.1	Powers of amendment

Except as described in rules 7.2 (Employees’ share scheme) and 7.3 (Shareholder approval), the Directors may at any time change the provisions of the Plan in any respect. Schedules may be added to the Plan rules in order to facilitate variations in the operation of the Plan in different countries.

7.2	Employees’ share scheme

No amendment or operation of the Plan will be effective to the extent that the Plan would cease to be an “employees’ share scheme” as defined in Section 1166 of the Companies Act 2006.

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7.3	Shareholder approval

No amendment to the Plan may be made, which would necessitate, under any law or regulation, the Plan’s approval by the Company in general meeting, until such approval has been obtained.

7.4	Notice

The Directors are not required to give the Participant notice of any change made.

7.5	Termination

The Plan will terminate on the Expiry Date, but the Directors may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Awards.

8	General
8.1	Terms of employment
8.1.1	This rule 8.1 (Terms of employment) applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.
8.1.2	Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.
8.1.3	No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.
8.1.4	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.
8.1.5	The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.
8.1.6	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:
(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);
(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;
(iii)	the operation, suspension, termination or amendment of the Plan.
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8.2	Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

8.3	Third party rights

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999, or any equivalent local legislation, to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

8.4	Documents sent to shareholders

The Company is not required to send to the Participant copies of any documents or notices normally sent to the holders of its Shares.

8.5	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

8.6	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006 or any applicable law.

8.7	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal information provided by the Participant to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

8.7.1	administering and maintaining Participant records;
8.7.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;
8.7.3	providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works;
8.7.4	transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country.

The Participant is entitled, on payment of a fee, to a copy of the personal information held about him and, if anything is inaccurate, the Participant has the right to have it corrected.

8.8	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant is responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

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8.9	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

8.10	Listing

If and so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

8.11	Notices
8.11.1	Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.
8.11.2	Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Directors or duly appointed agent may decide and notify the Participant.
8.11.3	Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.
8.12	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

9	Definitions

In these rules:

“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company;

“Award” means a Conditional Award, Restricted Shares or an Option;

“Award Date” means the date on which an Award is granted by deed under rule 1.4;

“Change of Control” means:

(i)	when a general offer to acquire Shares made by a person (or a group of persons acting in concert) becomes wholly unconditional; or
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(ii)	when, under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or
(iii)	a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way.

“Company” means Aviva plc;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code and for this purpose the Model Code means the Model Code on dealings in securities set out in Listing Rule 9, annex 1 (of the London Stock Exchange), as varied from time to time;

“Directors” means, subject to rule 6.4, the board of directors of the Company or a duly authorised person or group of persons;

“Dividend Equivalent” means a right to receive cash or Shares in respect of dividends (as determined from time to time by the Grantor), on such bases as the Grantor may, in its discretion determine;

“Employee” means any employee of a Member of the Group (excluding an executive director of the Company);

“Expiry Date” means 2 December 2021, the tenth anniversary of the adoption of the Plan;

“Restricted Shares” means Shares held in the name of or for the benefit of a Participant subject to the Restricted Share Agreement;

“Restricted Share Agreement” means the agreement referred to in rule 1.9;

“Grantor” means, in respect of an Award, the entity which grants that Award under the Plan;

“London Stock Exchange” means London Stock Exchange plc;

“Member of the Group” means:

(i)	the Company;
(ii)	its Subsidiaries from time to time; or
(iii)	any other company which is associated with the Company and is so designated by the Directors;

and “Group” shall be construed accordingly;

“Option” means a right to acquire Shares granted under the Plan;

“Option Period” means a period starting on the grant of an Option and ending at the end of the day before the tenth anniversary of the grant, or such shorter period as may be specified under rule 4.2 on the grant of an Option;

“Option Price” means zero, or the amount payable on the exercise of an Option, as specified under rule 1.4.8;

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“Participant” means a person holding an Award or his personal representatives;

“Performance Condition” means any performance condition imposed under rule 1.4;

“Performance Period” means the period in respect of which a Performance Condition is to be satisfied;

“Plan” means these rules known as “The Aviva Recruitment and Retention Share Award Plan”, as changed from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company or any American Depository Share or American Depositary Receipt (ADR) representing ordinary shares;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006; and

“Vesting” in relation to an Option, means an Option becoming exercisable; in relation to a Conditional Award, means a Participant becoming entitled to have the Shares transferred to him subject to the Plan; and in relation to Restricted Shares, means the restrictions set out in the Restricted Share Agreement ceasing to have effect as described in rule 4.3, and the term “Vested” shall be construed accordingly.

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